Exhibit 99.3

ARIAD Announces Initial Data from Phase 2 Trial of Ponatinib in Patients with Gastrointestinal Stromal Tumors

Partial Clinical Hold of Ponatinib Lifted; Trial Resumes Enrollment of Additional Patients with GIST

Investor Briefing and Webcast on Monday, June 2 at 7:30 a.m. CT

CAMBRIDGE, Mass. & CHICAGO--(BUSINESS WIRE)--June 1, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ:ARIA) today announced, for the first time, data from its Phase 2 trial of Iclusig® (ponatinib) in adult patients with refractory metastatic and/or unresectable gastrointestinal stromal tumors (GIST). The initial data show that ponatinib has anti-tumor activity in patients with advanced GIST, particularly in patients with KIT exon 11 mutations, after failure of at least one prior tyrosine kinase inhibitor (TKI). The primary endpoint for the trial, clinical benefit rate (CBR) at 16 weeks for patients with KIT exon 11 mutations, was 50 percent, with a median follow-up of six months.

These data are being featured today in an oral presentation at 10:00 a.m. CT at the Annual Meeting of the American Society of Clinical Oncology (ASCO) being held in Chicago.

The Phase 2 trial of ponatinib in GIST enrolled 35 patients as of April 7, 2014. The trial is ongoing, and the FDA partial clinical hold to new patient enrollment has been lifted. The patient population in the trial is heavily pre-treated, with 46 percent having failed three prior GIST-approved TKIs. Patients were enrolled into two cohorts based on the presence (Cohort A) or absence (Cohort B) of KIT exon 11 mutations. Primary KIT mutations occur in approximately 85 percent of patients with GIST. The most common mutation is on exon 11 (~70 percent). Preclinically, ponatinib showed compelling activity against activating exon 11 mutations.

“These initial data support the preclinical findings that ponatinib has activity against the acquired mutations in KIT which patients with GIST can develop following treatment with other targeted TKIs,” stated Michael C. Heinrich, M.D., professor of medicine and cell/developmental biology at the Knight Cancer Institute, Oregon Health & Science University, Portland, Oregon. “Treatment with approved agents in the second or third-line settings is associated with a median time to progression of less than six months for each line of treatment. There is a great unmet need for additional treatments for this population of patients. Stable disease at 16 weeks is an important milestone for refractory patients so I believe these early clinical responses to ponatinib are encouraging.”

Trial Design

The Phase 2 trial is an open-label, multicenter trial designed to evaluate the efficacy and safety of ponatinib in patients with metastatic and/or unresectable GIST after prior failure of approved TKI therapies. The trial is being conducted at three sites in the United States: Dana Farber Cancer Institute, Fox Chase Cancer Center and Oregon Health Science University.

Patients in the trial received the same starting dose of ponatinib – 45 mg administered orally once daily – as used in patients with Philadelphia chromosome-positive (Ph+) leukemias. Dose reductions to manage drug-related adverse events were allowed with re-escalation once events resolved.

The CBR, measuring disease control and defined as the composite of complete response, partial response, and stable disease lasting 16 weeks or more, is the primary endpoint for the trial and was analyzed in Cohort A. Secondary endpoints include progression-free survival (PFS), objective response rate (ORR), overall survival (OS), safety and pharmacokinetic parameters, and CBR in Cohort B.

“We are pleased with these initial findings of ponatinib’s activity in patients with refractory GIST,” stated Frank G. Haluska, M.D., Ph.D., senior vice president and chief medical officer at ARIAD. “These data demonstrate clinical proof of concept for ponatinib in GIST and form the basis for planning registrational studies of ponatinib in patients with refractory GIST.”

Anti-tumor Activity in Refractory GIST Patients

  The CBR in GIST patients with KIT exon 11 mutations was 50% (11 of 22 patients). The overall CBR was 42% (14 of 33 patients).
  With a median follow-up of 6 months, 40% of patients (14 of 35 patients) remain on ponatinib treatment and have received ponatinib for at least 6 months.
  The median time since diagnosis of GIST was 6 years, with 46% of the patients enrolled in the study having been treated with 3 prior TKIs.
  Patients on study received a dose of 45 mg per day. The dose was reduced in 12 patients (34%), and 13 patients (37%) had dose interruptions of 3 or more days.
  Of 33 patients (excluding 2 patients who were discontinued at FDA’s request), 14 patients (42%) had CBR: 11 of 22 (50%) in Cohort A, the primary endpoint for this study, and 3 of 11 (27%) in Cohort B. The ORR in Cohorts A and B were 9% and 0%, respectively.
  Median PFS for patients in Cohort A, Cohort B and all patients are 7, 4 and 7 months, respectively.

Safety in Refractory GIST Patients

  The safety profile of ponatinib in refractory GIST patients is consistent with observations in the Phase 1 and pivotal Phase 2 PACE studies of ponatinib in Ph+ leukemias, except that the incidence of myelosuppression in GIST is lower than that seen in the leukemia trials. The most common treatment-related adverse events in this trial were rash (57%), fatigue (49%), myalgia (46%), dry skin (43%), headache (43%), and constipation (40%) with the majority of these being grades 1 or 2 in severity.
  The most common serious adverse events were abdominal pain (11%), fatigue (6%), nausea (6%) and vomiting (6%). There was one vascular occlusive event of myocardial ischemia (3%) and one case of right ventricular dysfunction (3%). There was one death in the trial in a patient with pneumonia.

For more information about this trial, patients and physicians should call the U.S. toll-free number 1-877-621-2302 or the international number 1-617-621-2302, or e-mail inquiries to Clinicaltrials@ariad.com.

Investor and Analyst Briefing and Webcast

ARIAD will host an investor and analyst briefing from ASCO on Monday June 2, 2014. This breakfast meeting will feature Dr. Lyudmila Bazhenova from UC San Diego Moores Cancer Center to discuss the AP26113 clinical data being presented at ASCO, Dr. Michael J. Mauro from Memorial Sloan Kettering Cancer Center to discuss clinical data on ponatinib in CML, and Dr. Michael C. Heinrich from Oregon Health & Science University to discuss ponatinib clinical data in GIST.

The meeting will be webcast live along with slides and can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com.

Date:	Monday, June 2, 2014
Time:	7:30 a.m. to 8:30 a.m. (CT)
Location:	Hilton Chicago, Marquette Room

A replay of the investor event will be available on the ARIAD website approximately three hours after the presentation and will be archived on the site for four weeks. To ensure a timely connection to the live webcast, participants should log onto the webcast at least 15 minutes prior to the scheduled start time.

About GIST

According to the American Cancer Society, approximately 4,000 to 5,000 people develop gastrointestinal stromal tumors (GIST) each year in the United States. Approved agents for the treatment of patients with GIST include imatinib for newly diagnosed patients, sunitinib for patients in whom imatinib has failed, and regorafenib for patients who have failed imatinib and sunitinib. Patients can develop resistance to any of these therapies by acquiring secondary KIT mutations.

About Iclusig® (ponatinib)

Iclusig is approved in the U.S., EU and Switzerland. Iclusig is a kinase inhibitor indicated in the U.S. for the:

  Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).
  Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Vascular Occlusion: Arterial and venous thrombosis and occlusions, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures have occurred in at least 27% of Iclusig-treated patients from the phase 1 and phase 2 trials. Iclusig can also cause recurrent or multi-site vascular occlusion. Overall, 20% of Iclusig-treated patients experienced an arterial occlusion and thrombosis event of any grade. Fatal and life-threatening vascular occlusion has occurred within 2 weeks of starting Iclusig treatment and in patients treated with average daily dose intensities as low as 15 mg per day. The median time to onset of the first vascular occlusion event was 5 months. Patients with and without cardiovascular risk factors have experienced vascular occlusion although these events were more frequent with increasing age and in patients with prior history of ischemia, hypertension, diabetes, or hyperlipidemia. Interrupt or stop Iclusig immediately in patients who develop vascular occlusion events.

Heart Failure: Fatal and serious heart failure or left ventricular dysfunction occurred in 5% of Iclusig-treated patients (22/449). Eight percent of patients (35/449) experienced any grade of heart failure or left ventricular dysfunction. Monitor patients for signs or symptoms consistent with heart failure and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious heart failure.

Hepatotoxicity: Iclusig can cause hepatotoxicity, including liver failure and death. Fulminant hepatic failure leading to death occurred in an Iclusig-treated patient within one week of starting Iclusig. Two additional fatal cases of acute liver failure also occurred. The fatal cases occurred in patients with blast phase CML (BP-CML) or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Severe hepatotoxicity occurred in all disease cohorts. Iclusig treatment may result in elevation in ALT, AST, or both. Monitor liver function tests at baseline, then at least monthly or as clinically indicated. Interrupt, reduce or discontinue Iclusig as clinically indicated.

Hypertension: Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including one patient (<1%) with hypertensive crisis. Patients may require urgent clinical intervention for hypertension associated with confusion, headache, chest pain, or shortness of breath. In 131 patients with Stage 1 hypertension at baseline, 61% (80/131) developed Stage 2 hypertension. Monitor and manage blood pressure elevations during Iclusig use and treat hypertension to normalize blood pressure. Interrupt, dose reduce, or stop Iclusig if hypertension is not medically controlled.

Pancreatitis: Clinical pancreatitis occurred in 6% (28/449) of patients (5% Grade 3) treated with Iclusig. Pancreatitis resulted in discontinuation or treatment interruption in 6% of patients (25/449). The incidence of treatment-emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Consider additional serum lipase monitoring in patients with a history of pancreatitis or alcohol abuse. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis. Do not consider restarting Iclusig until patients have complete resolution of symptoms and lipase levels are less than 1.5 x ULN.

Neuropathy: Peripheral and cranial neuropathy have occurred in Iclusig-treated patients. Overall, 13% (59/449) of Iclusig-treated patients experienced a peripheral neuropathy event of any grade (2%, grade 3/4). In clinical trials, the most common peripheral neuropathies reported were peripheral neuropathy (4%, 18/449), paresthesia (4%, 17/449), hypoesthesia (2%, 11/449), and hyperesthesia (1%, 5/449). Cranial neuropathy developed in 1% (6/449) of Iclusig-treated patients (<1% grade 3/4). Of the patients who developed neuropathy, 31% (20/65) developed neuropathy during the first month of treatment. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness. Consider interrupting Iclusig and evaluate if neuropathy is suspected.

Ocular Toxicity: Serious ocular toxicities leading to blindness or blurred vision have occurred in Iclusig-treated patients. Retinal toxicities including macular edema, retinal vein occlusion, and retinal hemorrhage occurred in 3% of Iclusig-treated patients. Conjunctival or corneal irritation, dry eye, or eye pain occurred in 13% of patients. Visual blurring occurred in 6% of the patients. Other ocular toxicities include cataracts, glaucoma, iritis, iridocyclitis, and ulcerative keratitis. Conduct comprehensive eye exams at baseline and periodically during treatment.

Hemorrhage: Serious bleeding events, including fatalities, occurred in 5% (22/449) of patients treated with Iclusig. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with accelerated phase CML (AP-CML), BP-CML, and Ph+ ALL. Most hemorrhagic events, but not all, occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage and evaluate.

Fluid Retention: Serious fluid retention events occurred in 3% (13/449) of patients treated with Iclusig. One instance of brain edema was fatal. In total, fluid retention occurred in 23% of the patients. The most common fluid retention events were peripheral edema (16%), pleural effusion (7%), and pericardial effusion (3%). Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 1% (3/449) of Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% (25/449) of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness). Interrupt Iclusig and evaluate.

Myelosuppression: Severe (grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% (30/449) of patients overall; the majority had CP-CML (19 patients). Due to the potential for tumor lysis syndrome in patients with advanced disease, ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

Most common non-hematologic adverse reactions: (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to initial clinical data on ponatinib in refractory patients with gastrointestinal stromal tumors and its potential for future registrational studies. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Iclusig® is a registered trademark of ARIAD Pharmaceuticals, Inc.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors:
Kendra Adams, 617-503-7028
kendra.adams@ariad.com
or
For Media:
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com